Exhibit 10.3

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 14, 2015)

2019-2021 PERFORMANCE INCENTIVE
AWARD AGREEMENT

Participant Name	[ ]
Award Date	[ ]
Performance Period	June 1, 2019 through May 31, 2021
Maximum Number of Restricted Stock Units	[ ]

1. Grant of Award.  This 2019-2021 Officer Performance Incentive Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Performance Award (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 14, 2015 (the “Plan”).  The Award is subject to all of the provisions of your Award Notice and the Plan, which is hereby incorporated by reference and made a part of this Award Agreement.  The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.  In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.

2. Maximum Number of Restricted Stock Units and Components.  The Maximum Number of Restricted Stock Units of the Award is set forth above and consists of two components:  (a) the Service Revenue component; and (b) the Operating Income component, each of which shall represent 50 percent of the Maximum Number of Restricted Stock Units.

3. Requirement of Employment.  Your rights to the Actual Number of Restricted Stock Units (as that term is defined below) under Section 5, shall be provisional and shall be canceled in whole or in part, as determined by the Committee in its sole discretion if your continuous employment with the Company terminates for any reason other than  death or Disability on or before the last day of the Performance Period.  Whether and as of what date your employment with the Company shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.  In the event of your death or Disability, you or your estate shall be entitled to receive a pro-rata payment of the Actual Number of Restricted Stock Units of the Award based on the ratio of the number of days from the beginning of the Performance Period through the date of your death or Disability, and the total number of days in the Performance Period.

4. Determination of Number of Restricted Stock Units.

(a) Potential Number of Restricted Stock Units and Actual Number of Restricted Stock Units.  As soon as practicable after the last day of the Performance Period and prior to the payment of the Award, the Committee shall determine the Restricted Stock Units due under Section 4(b) and 4(c), each as of the last day of the Performance Period, if any.  The sum of the Restricted Stock Units under the Service Revenue metric and the Restricted Stock Units under the Operating Income metric shall be the Potential Number of Restricted Stock Units of the Award as so determined.  The Committee may, in its sole discretion, then reduce, but not increase, the Potential Number of Restricted Stock Units to determine the Actual Number of Restricted Stock Units of the Award.

(b) Service Revenue.  The Restricted Stock Units earned under the Service Revenue metric shall be determined based upon the Company’s cumulative Service Revenue for the Performance Period, as determined by the Committee, and the Service Revenue Restricted Stock Units matrix attached hereto as Exhibit A.

(c) Operating Income.  The Restricted Stock Units earned under the Operating Income metric shall be determined based upon the Company’s cumulative Operating Income for the Performance Period, as determined by the Committee, and the Operating Income Restricted Stock Units matrix attached hereto as Exhibit A.

(d) Calculation.  In determining the Potential Number of Restricted Stock Units of the Award, “Service Revenue” and “Operating Income” for the Performance Period, mean the cumulative Company Service Revenue and Operating Income, respectively, each as determined by summing the values reported in the Company’s annual audited financial statements for such period, but in each case excluding the following (each, an “Exclusion Item”):  asset write-downs or impairments; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets, from discontinued operations, or from the early extinguishment of debt, or other unusual items.  Notwithstanding the Exclusion Items, “Service Revenue” shall include cumulative Company Service Revenue attributable to business acquisitions in an amount not to exceed 2% of the Service Revenue target goal set forth in the Service Revenue Restricted Stock Units matrix attached hereto as Exhibit A.  In addition to its general authority to reduce the Potential Number of Restricted Stock Units when determining the Actual Number of Restricted Stock Units of the Award, the Committee may, in its sole discretion, take into consideration the effect of the inclusion of one or more of the Exclusion Items, provided, however, that the Actual Number of Restricted Stock Units may not exceed the Potential Number of Restricted Stock Units as determined pursuant to this Section 4.

(e) Committee’s Determinations Final.  The Committee’s determination of the Service Revenue, the Operating Income, the Potential Number of Restricted Stock Units and the Actual Number of Restricted Stock Units pursuant to this Award Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.

5. Payment of Award.

(a) The Actual Number of Restricted Stock Units, as determined pursuant to Section 4, if any, shall become payable to you in Restricted Stock Units as promptly as practicable following the Committee’s certification of performance achievement at the end of the Performance Period, but in no event later than 90 days after the end of the Performance Period (the “Payment Date”).  Except as provided in the award agreement for the Restricted Stock Units or in the event of your Retirement (as defined below), such Restricted Stock Units shall be subject to a one-year continued-employment vesting period commencing as of the date of issuance of the Restricted Stock Units and subject to such other terms and conditions as may be set forth by the Committee at the time of issue.  You shall not be entitled to receive dividend equivalents with respect to the Restricted Stock Units underlying this Award until such Restricted Stock Units have been issued to you following the end of the Performance Period, and the dividend equivalents  accrued on any unvested Restricted Stock Units shall be retained by the Company and shall only be paid to you upon the vesting and payment of the Restricted Stock Units to which the dividend equivalents relate; upon the forfeiture of any Restricted Stock Units, your right to the dividend equivalents  accrued on the Restricted Stock Units which are forfeited shall also be forfeited.    Notwithstanding the terms of the Plan, for purposes of this Award Agreement and the award agreement for the Restricted Stock Units, the term “Retirement” means retirement from the Company at age 60 or later with ten or more years of employment (full-time or part-time) with the Company.

(b) Any payment made in respect to the Award may be reduced by the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such payment; the actual number of Shares issued in payment of any vested Restricted Stock Units may be reduced by the number of Shares necessary to pay such withholding.

6. Miscellaneous.

(a) Section 409A.  The Award is intended to comply with the requirements of Section 409A of the Code, and this Award Agreement shall be interpreted and the Award shall be administered consistent with such intention.

(b) Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
(c) No Right to Employment. Neither the Plan, the granting of the Award nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
(d) Nontransferable. The Award may not be sold, assigned, transferred, pledged or encumbered in any way prior to the payment thereof, whether by operation of law or otherwise.

(e) Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

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